Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of Dream Finders Homes, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 6th day of October, 2021.

BOSTON OMAHA CORPORATION

By:    /s/ Joshua P. Weisenburger
 Name: Joshua P. Weisenburger
 Title:  Chief Financial Officer

UNITED CASUALTY & SURETY INSURANCE COMPANY

By:     /s/ Robert F. Thomas
 Name: Robert F. Thomas
 Title:  President

BOC DFH LLC

By:     /s/ Joshua P. Weisenburger
 Name: Joshua P. Weisenburger
 Title:  Treasurer